Exhibit 99.1

Goodman Networks Reports Annual Revenue

and Earnings for Fiscal Year 2015

•   Annual Revenue $725.1 million

•   Annual Net Loss $66.5 million

•   Annual Adjusted EBITDA of $5.9 million

FRISCO, TX, March 28, 2016 – Goodman Networks Incorporated today announced financial results for fiscal year ended December 31, 2015.

Revenue was $725.1 million for the year ended December 31, 2015 compared to $1,199.2 million for the year ended December 31, 2014. The Company reported Adjusted EBITDA of $5.9 million and net loss of $66.5 million for the year ended December 31, 2015 compared to Adjusted EBITDA of $69.7 million and net loss of $14.9 million for 2014.

“2015 was a challenging year, but we are incredibly optimistic about our future as we head into 2016 and beyond,” stated Ron Hill, Goodman Networks’ executive chairman and chief executive officer. “We are looking at a number of initiatives to diversify our business. We will capitalize on new opportunities using our deep industry knowledge and experience along with our ability to quickly ramp and scale the business. We look forward to growth and diversification through new business as we target wireline carriers, cable companies, and enterprise customers for significant growth opportunities.”

Gross margin decreased to 11.9% for the year ended December 31, 2015 from 14.5% for the same period in 2014, a decrease of 2.6%. Overall margin declined primarily due to the performance of our Infrastructure Services segment. The decline in margin in our Infrastructure Services segment was driven by the reduction in revenue, lower margins on our project mix, the completion of higher cost AT&T deferred 2014 projects, and reduce pricing in our AT&T Turf 3.0 contract. Our Professional Services margin increased to 11.2% for the year ended December 31, 2015 from 7.5% for the year ended December 31, 2014. Field Services margin also increased from 13.7% for the year ended December 31, 2014 to 17.7% for the year ended December 31, 2015. The Professional Services and Field Services margins continue to improve due to our initiatives to align costs with revenue and innovate and automate business processes.

Summary financial statements for the year ended December 31, 2015 are included in Exhibit A to this earnings announcement.

Summary results are presented below.

Results for the Years ended December 31, 2014 and 2015 (dollars in thousands)

	Years Ended December 31,
	2014	2015
	Amount	Amount	Change ($)
Revenues:
Infrastructure Services	$837,982	$391,796	$(446,186)
Field Services	261,326	261,581	255
Professional Services	99,880	71,679	(28,201)

Total revenues	1,199,188	725,056	(474,132)
Cost of revenues:
Infrastructure Services	707,616	359,603	(348,013)
Field Services	225,441	215,378	(10,063)
Professional Services	92,380	63,617	(28,763)

Total cost of revenues	1,025,437	638,598	(386,839)
Gross profit:
Infrastructure Services	130,366	32,193	(98,173)
Field Services	35,885	46,203	10,318
Professional Services	7,500	8,062	562

Total gross profit	173,751	86,458	(87,293)
Gross margin as percent of segment revenues:
Infrastructure Services	15.6%	8.2%
Field Services	13.7%	17.7%
Professional Services	7.5%	11.2%

Total gross margin	14.5%	11.9%
Selling, general and administrative expenses	122,792	92,993	(29,799)
Restructuring expense	9,998	11,653	1,655
Impairment expense	3,254	3,336	82
Other operating (income) expense	(3,285)	—	3,285

Operating income (loss)	40,992	(21,524)	(62,516)
Other (income) loss	(71)	—	71
Interest income	—	(169)	(169)
Interest expense	46,694	44,094	(2,600)

Loss before income taxes	(5,631)	(65,449)	(59,818)
Income tax expense	9,293	1,052	(8,241)

Net loss from continuing operations	$(14,924)	$(66,501)	$(51,577)

SG&A expense of $93.0 million for the year ended December 31, 2015 decreased $29.8 million from 2014 primarily due to a reduction in headcount and other employee related costs. SG&A expense for the year ended December 31, 2014 included a $9.5 million gain recorded for the adjustment in fair value of a contingent liability. SG&A expense as a percentage of revenue for the year ended December 31, 2015 was 12.8%, an increase from 10.2% for 2014.

Adjusted EBITDA was $5.9 million for the year ended December 31, 2015, a decrease from $69.7 million from 2014, which was driven primarily by the decline in operating income.

Goodman Networks Conference Call Information

Goodman Networks will host a conference call to discuss its financial and operational results at 8:00 AM Central Time (CT) on Tuesday, March 29, 2016. Dial-in information for the conference call is as follows:

Date:	Tuesday, March 29, 2016
Time:	8:00 AM CT
Call-in number:	(855) 548-8663 or (412) 455-6154
Participant Passcode:	75214508

Please plan on accessing the conference call 5 minutes prior to the scheduled start time. A replay of the call will be available within two hours of completion of the call and accessible for seven days. To listen to a replay of the call, please dial (855) 859-2056 or (404) 537-3406 and use passcode 75214508 prior to 10:59 PM CT on Tuesday, April 5, 2016.

About Goodman Networks Incorporated

Goodman Networks is a leading provider of end-to-end network infrastructure, field and professional services to the wireless telecommunications and satellite television industries. Since its founding in 2000, Goodman Networks has grown to become one of the largest multi-vendor network and infrastructure service providers to the telecommunications industry in the United States. Additional information can be found at www.goodmannetworks.com.

Forward-Looking Statements

This earnings release and the conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this earnings release. Such risks and uncertainties include our reliance on one customer for the vast majority of our revenues, our ability to maintain a level of service quality satisfactory to this customer across a broad geographic area, our ability to manage or refinance our substantial level of indebtedness and our ability to generate sufficient cash to service our indebtedness, our ability to raise additional capital to fund our operations and meet our obligations, our ability to translate amounts included in our estimated backlog into revenue or profits, business and economic conditions and trends in the telecommunications industry affecting our customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, the future impact of any acquisitions or dispositions, the anticipated outcome of other contingent events, including litigation, liquidity and other financial needs and the availability of financing, and the other risks detailed in our filings with the Securities and Exchange Commission. We do not undertake to update forward-looking statements.

Non-GAAP Financial Measures

We present EBITDA because we consider it to be an important supplemental measure of our operating performance and we believe that such information will be used by securities analysts, investors and other interested parties in the evaluation of our results. We present Adjusted EBITDA, which adjusts EBITDA for items that management does not consider to be reflective of our core operating performance, because it may be used by certain investors as a measure of operating performance. Management considers core operating performance to be that which can be affected by managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Adjusted EBITDA adjusts EBITDA to eliminate the impact of certain items, including: (i) share-based compensation (non-cash portion); (ii) certain restructuring fees and expenses; (iii) amortization of debt issuance costs; (iv) impairment charges recognized on our long-lived assets; and (v) fees and expenses related to the issuance of equity.

	Year Ended December 31,
	2014	2015
EBITDA and Adjusted EBITDA:
Net loss	$(14,924)	$(66,501)
Income tax expense	9,293	1,052
Interest expense, net	46,694	43,925
Depreciation and amortization	11,499	10,556

EBITDA from continuing operations	52,562	(10,968)
Share-based compensation	6,043	5,458
Restructuring expense	9,998	11,653
Amortization of debt issuance costs	(3,482)	(3,594)
Asset impairments	3,254	3,336
Equity issuance costs	1,360	—

Adjusted EBITDA	$69,735	$5,885

Estimated Backlog

The Company refers to the amount of revenue it expects to recognize over the next 18 months from future work on uncompleted contracts, including master service agreements and new contractual agreements on which work has not begun, as its “estimated backlog.” The Company determines the amount of estimated backlog for work under master service agreements based on historical trends, anticipated seasonal impacts and estimates of customer demand based upon communications with customers. The Company’s estimated 18-month backlog as of December 31, 2015 was $1.1 billion.

Goodman Networks Contact:

Investor Relations:	Joy L. Brawner
Chief Financial Officer
jbrawner@goodmannetworks.com
(972) 421-5739

Goodman Networks Incorporated

Consolidated Balance Sheets

(In Thousands, Except Share Amounts and Par Value)

	December 31, 2014	December 31, 2015
Assets
Current Assets
Cash	$76,703	$39,832
Accounts receivable, net of allowances for doubtful accounts of $877 at December 31, 2014 and $107 at December 31, 2015, respectively	66,354	28,812
Unbilled revenue on completed projects	16,780	11,755
Costs in excess of billings on uncompleted projects	81,410	21,060
Inventories	18,638	15,352
Prepaid expenses and other current assets	6,727	3,394
Assets held for sale	4,000	—
Income tax receivable	513	204

Total current assets	271,125	120,409
Property and equipment, net of accumulated depreciation of $29,776 at December 31, 2014 and $33,862 at December 31, 2015, respectively	24,638	21,089
Deferred financing costs, net	14,491	10,415
Deposits and other assets	2,821	2,553
Insurance collateral	12,249	15,035
Intangible assets, net of accumulated amortization of $9,361 at December 31, 2014 and $14,508 at December 31, 2015, respectively	19,558	14,412
Goodwill	69,178	69,178

Total assets	$414,060	$253,091

Liabilities and Shareholders’ Deficit
Current Liabilities
Accounts payable	$94,851	$45,886
Accrued expenses	73,574	57,194
Income taxes payable	1,783	311
Billings in excess of costs on uncompleted projects	36,316	6,061
Deferred revenue	426	2,295
Liabilities related to assets held for sale	3,646	—
Deferred rent	188	115
Current portion of capital lease and notes payable obligations	1,366	775

Total current liabilities	212,150	112,637
Notes payable, net of deferred financing cost	326,648	326,163
Capital lease obligations	1,045	400
Accrued expenses, non-current	8,484	6,921
Deferred revenue, non-current	8,874	8,973
Deferred tax liability, non-current	1,428	1,714
Deferred rent, non-current	454	414

Total liabilities	559,083	457,222
Shareholders’ Deficit
Common stock, $0.01 par value, 10,000,000 shares authorized; 1,029,072 issued and 912,754 outstanding at December 31, 2014 and December 31, 2015	10	10
Treasury stock, at cost, 116,318 shares at December 31, 2014 and December 31, 2015	(11,756)	(11,756)
Additional paid-in capital	18,525	25,914
Accumulated other comprehensive income	14	18
Accumulated deficit	(151,816)	(218,317)

Total shareholders’ deficit	(145,023)	(204,131)

Total liabilities and shareholders’ deficit	$414,060	$253,091

Goodman Networks Incorporated

Consolidated Statements of Operations

(In Thousands)

	2013	2014	2015
Revenues	$931,745	$1,199,188	$725,056
Cost of revenues	806,109	1,025,437	638,598

Gross profit (exclusive of depreciation and amortization included in selling, general and administrative expense shown below)	125,636	173,751	86,458
Selling, general and administrative expenses	121,106	122,792	92,993
Restructuring expense	—	9,998	11,653
Impairment expense	—	3,254	3,336
Other operating income	—	(3,285)	—

Operating income (loss)	4,530	40,992	(21,524)
Other income	(25)	(71)	—
Interest expense, net	40,287	46,694	43,925

Loss before income taxes	(35,732)	(5,631)	(65,449)
Income tax expense	7,506	9,293	1,052

Net loss	$(43,238)	$(14,924)	$(66,501)

Other comprehensive income:
Foreign currency translation adjustments	—	14	4

Comprehensive loss	$(43,238)	$(14,910)	$(66,497)

Goodman Networks Incorporated

Consolidated Statements of Cash Flows

(In Thousands)

	2013	2014	2015
Operating Activities
Net income (loss)	$(43,238)	$(14,924)	$(66,501)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	4,522	5,806	5,410
Amortization of intangible assets	5,236	5,694	5,146
Amortization of debt discounts and deferred financing costs	2,509	4,527	3,594
Impairment charges	—	7,158	3,336
Change in estimate of doubtful accounts	337	1,626	(153)
Deferred tax expense	5,715	11,415	286
Share-based compensation expense	4,453	6,668	5,889
Accretion of contingent consideration	846	515	—
Change in fair value of contingent consideration	(200)	(9,519)	(726)
Change in fair value of guarantee of indebtedness	—	(1,500)	—
Loss on sale of property and equipment	111	292	215
Gain on sale of MDU assets	(1,472)	—	—
Changes in:
Accounts receivable	(6,728)	41,726	37,697
Unbilled revenue	(1,679)	3,554	5,025
Costs in excess of billings on uncompleted projects	(63,975)	18,371	60,350
Inventories	9,186	4,245	3,286
Prepaid expenses and other assets	7,880	8,807	681
Accounts payable and other liabilities	43,796	(66,767)	(62,493)
Income taxes payable / receivable	1,934	18,053	(1,164)
Billings in excess of costs on uncompleted projects	(1,861)	(10,375)	(30,255)
Deferred revenue	—	9,289	1,968
Deferred rent	—	—	(164)

Net cash provided by (used in) operating activities	(32,628)	44,661	(28,573)

Investing Activities
Purchases of property and equipment	(4,019)	(17,615)	(4,720)
Payments for intangible assets	(8)	—	—
Proceeds from the sale of MDU Assets	12,500	—	—
Proceeds from the sale of property and equipment	76	275	3,511
Purchase of Cellular Specialties, Inc.	(18,000)	—	—
Purchase of Multiband	(101,092)	—	—
Purchase of Design Build Technologies	(1,306)	—	—
Checks issued in excess of bank balance with the purchase of subsidiaries	(254)	—	—
Change in due from shareholders	138	3	—

Net cash used in investing activities	(111,965)	(17,337)	(1,209)

Financing Activities
Proceeds from lines of credit	517,516	1,095,560	764,879
Payments on lines of credit	(517,516)	(1,095,560)	(764,879)
Proceeds from issuance of the Tack-On Notes	105,000	—	—
Payments on capital lease and notes payable obligations	(4,112)	(8,096)	(4,607)
Payments on contingent arrangements	—	(670)	(2,500)
Payments for deferred financing costs	(12,865)	(1,360)	—
Proceeds from the issuance of common stock	13	—	—
Proceeds from exercise of warrants and stock options	—	43	—
Purchase of treasury stock	(4,995)	—	—

Net cash provided by (used in) financing activities	83,041	(10,083)	(7,107)

Effect of exchange rate changes on cash	—	23	18

Increase (Decrease) in cash	(61,552)	17,264	(36,871)
Cash, Beginning of Period	120,991	59,439	76,703

Cash, End of Period	$59,439	$76,703	$39,832